Exhibit 99.1

For Immediate Release May 16, 2005	Contact:	George Steinfels, PhD (240) 268-5300

Rexahn Completes Public Company Merger
Rexahn now a publicly traded company

Rockville, Md. (May 16, 2005) – Rexahn, Corp, a biopharmaceutical company focusing on signal inhibitor therapies for cancer and central nervous system diseases, announced today the completion of a merger transaction with Corporate Roadshow.Com Inc. (CPRD.OB), a publicly-held company based in New York. The combined corporation is named Rexahn Pharmaceuticals, Inc. and its shares will trade on the OTC Bulletin Board beginning today under the symbol RXHN.OB. The merger was effective as of the close of business on May 13, 2005.

“Completing this merger represents an important business milestone for Rexahn,” said Dr. Chang Ahn, Chairman and CEO of Rexahn. “As a public company, we now have a wider range of financing strategies available to us to capitalize on future investment opportunities to strengthen the company’s financial position, provide the necessary resources to implement our R&D programs and pursue our commercialization strategy.”

Rexahn’s lead drug candidate RX-0201 is currently in Phase I clinical trials at Georgetown University’s Lombardi Cancer Center. RX-0201 is a first-in-class signal inhibitor that directly inhibits the production of Akt, a protein kinase that plays a key role in cancer progression. A potentially less toxic therapeutic approach to cancer treatment, RX-0201 inhibits proliferation of cancer cells, in part, through promoting cell death (apoptosis) and blocks the growth of tumors in animal models. Orphan drug designation has been granted to RX-0201 for the treatment of ovarian cancer, renal cell carcinoma, glioblastoma, stomach cancer, and pancreatic cancer.

In addition, other oncology drug candidates being prepared for clinical development include RX-0183 (AP-1/Akt inhibitor), RX-5315 (G2/M inhibitor), RX-0047 (HIF inhibitor) and RX-3117 (a new nucleoside). Leading the way in the development program for Rexahn’s neurology drug pipeline is RX-10100, a drug candidate for the treatment of anxiety and depression.

In connection with the merger, Rexahn’s officers and directors replaced those of Corporate Roadshow and Corporate Roadshow ceased all of its existing operations and adopted Rexahn’s business plan.

In the merger, approximately 38 million shares of Rexahn Pharmaceuticals common stock were issued to the holders of Rexahn common stock. The former Rexahn stockholders now own approximately 92% of Rexahn Pharmaceuticals common stock and the stockholders of Corporate Roadshow now own approximately 8% of Rexahn Pharmaceuticals common stock.

About Rexahn

Rexahn Pharmaceuticals, Inc. is a development stage biopharmaceutical company dedicated to leveraging its unique discovery platforms, in-house scientific expertise and drug development know-how to advance next generation therapeutics for oncology and central nervous system diseases with unmet medical needs. The company is headquartered in Rockville, MD and additional information is available at http://www.rexahn.com.

Safe Harbor

This press release contains statements (including projections and business trends) that are forward-looking statements. Rexahn’s actual results may differ materially from the anticipated results and expectations expressed in these forward-looking statements as a result of certain risks and uncertainties, including, Rexahn’s lack of profitability, its auditor’s going concern qualification and the need for additional capital to operate its business to develop its product candidates; the risk that Rexahn’s development efforts relating to its product candidates may not be successful; the possibility of being unable to obtain regulatory approval of Rexahn’s product candidates; the risk that the results of clinical trials may not be completed on time or support Rexahn’s claims; demand for and market acceptance of Rexahn’s drug candidates; Rexahn’s reliance on third party researchers and manufacturers to develop its product candidates; Rexahn’s ability to develop and obtain protection of its intellectual property; and other risk factors set forth from time to time in our filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, Rexahn assumes no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.